Item 77C - SCUDDER NEW
ASIA FUND

Registrant incorporates by reference
Scudder International Fund, Inc.'s
Proxy Statement, dated September
13, 2005, filed on September 9, 2005
(Accession No. 0000950123-05-
010969).

Shareholder Meeting Results:

A Special Meeting of Shareholders
of Scudder New Asia Fund, Inc. (the
"Fund") was held on March 23,
2006.  The following matter was
voted upon by the shareholders of
said Fund (the resulting votes are
presented below):

1.	Amendment to the Fund's
Articles of Amendment and
Restatement.

       Affirmative 	Against
	Abstain

       93,386		46,838
	5,397

2.	To approve an Agreement
and Plan of Reorganization and the
transactions it contemplates,
including the transfer of all of the
assets of Scudder New Asia Fund to
Scudder Emerging Markets Fund, in
exchange for shares of Scudder
Emerging Markets Fund and the
assumption by Scudder Emerging
Markets Fund of all of the liabilities
of Scudder New Asia Fund, and the
distribution of such shares, on a tax-
free basis for federal income tax
purposes, to the shareholders of
Scudder New Asia Fund in complete
liquidation of Scudder New Asia
Fund.

       Affirmative 	Against
	Abstain

       99,905		40,446
	5,171